UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 17, 2016

Warner Music Group Corp.

(Exact name of Registrant as specified in its charter)

Delaware	001-32502	13-4271875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway, New York, New York		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 275-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Senior Term Loan Credit Agreement Amendment

On October 17, 2016, WMG Acquisition Corp. (the “Company”), an indirect, wholly-owned subsidiary of Warner Music Group Corp., launched a process by which it is seeking lender consent to an amendment (the “Credit Agreement Amendment”) to the credit agreement, dated November 1, 2012 (as amended by the amendments dated as of May 9, 2013 and July 15, 2016, the “Credit Agreement”), governing the Company’s senior secured term loan facility with Credit Suisse AG, as administrative agent, and the other financial institutions and lenders from time to time party thereto (the “Senior Term Loan Facility”). If approved, the Credit Agreement Amendment will extend the maturity date of the Company’s Credit Agreement to November 1, 2023, subject, in certain circumstances, to a springing maturity inside the maturity date of certain of the Company’s other outstanding indebtedness.

On October 13, 2016, the Company priced an offering of €345 million 4.125% Senior Secured Notes due 2024 and $250 million 4.875% Senior Secured Notes due 2024. The offering of these notes is expected to close on October 18, 2016. On October 18, 2016, the Company also plans to consummate its cash tender offers for any and all of its outstanding 6.250% Senior Secured Notes due 2021 and 6.000% Senior Secured Notes due 2021 and satisfy and discharge the indenture relating to such notes (to the extent not accepted for purchase in such tender offers).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARNER MUSIC GROUP CORP.

BY:	/s/ Paul M. Robinson
Paul M. Robinson
Executive Vice President, General Counsel and Secretary

Date: October 17, 2016